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                                                                Exhibit 11

                 UAL Corporation and Subsidiary Companies
           Calculation of Fully Diluted Net Earnings Per Share
                     (In Millions, Except Per Share)



                                                         Three Months
                                                        Ended March 31
                                                     1995(1)      1994(1)
Earnings or loss:
    Earnings (loss) before cumulative effect
      of accounting change                           $     3      $   (71)
    Preferred stock dividends                            (10)          -
    Loss before cumulative effect of accounting
      change for fully diluted calculation                (7)         (71)
    Cumulative effect of accounting change                 -          (26)

    Net earnings (loss) for
      fully-diluted calculation                      $    (7)     $   (97)

Shares:
    Average number of shares of common stock
      outstanding during the period                     12.3         24.5
    Additional shares assumed issued at the
      beginning of the period (or at the date
      of issuance) for conversion of
      preferred stock                                    3.7          3.8
    Additional shares assumed issued at the
      beginning of the period for conversion
      of Air Wis convertible debentures                  0.1          0.1
    Additional shares assumed issued at the
      beginning of the period (or at the date
      of issuance) for exercises of dilutive
      stock options and stock award plans (after
      deducting shares assumed purchased
      under the treasury stock method)                   0.4          0.3
    Average number of shares for fully diluted
      calculation                                       16.5         28.7


Fully diluted per share amounts:
    Loss before cumulative effect of
      accounting change                              $ (0.40)     $ (2.48)
    Cumulative effect of accounting change               -          (0.90)

    Net loss                                         $ (0.40)     $ (3.38)


(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.
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